Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the description of our role in the real property valuation process set forth under the heading "July 31, 2026 NAV Per Share" in Supplement No. 6, dated August 17, 2026 to the base prospectus dated April 22, 2026 of Hines Global Income Trust, Inc., being included or incorporated by reference in Hines Global Income Trust, Inc.’s Registration Statement on Form S-11 (No. 333-279847) and the related prospectus and prospectus supplements that are a part thereof.

In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
August 17, 2026